Exhibit 99.1

FOR IMMEDIATE RELEASE	NR07-39

DYNEGY HOLDINGS INC. COMMENCES EXCHANGE OFFER

FOR SENIOR UNSECURED NOTES

HOUSTON (October 15, 2007) – Dynegy Inc. (NYSE: DYN) today announced that Dynegy Holdings Inc., the company’s wholly owned subsidiary (“DHI”), has commenced an exchange offer of (i) $550 million aggregate principal amount of its 7.5% Senior Unsecured Notes due 2015 registered under the Securities Act of 1933 for all $550 million aggregate principal amount of its outstanding 7.5% Senior Unsecured Notes due 2015 sold in May 2007 and (ii) $1.1 billion aggregate principal amount of its 7.75% Senior Unsecured Notes due 2019 registered under the Securities Act of 1933 for all $1.1 billion aggregate principal amount of its outstanding 7.75% Senior Unsecured Notes due 2019. Both series of Senior Unsecured Notes were sold in May 2007 under an exemption from registration under the Securities Act of 1933. The exchange offer will satisfy DHI’s obligation to offer the holders the ability to obtain notes that have been issued under a registration statement filed with the Securities and Exchange Commission.

The exchange offer will expire at 5:00 p.m., New York City time, on November 16, 2007, unless extended. This announcement is for informational purposes only and is not an offer to purchase or a solicitation of an offer to purchase any securities. The exchange offer is being made solely by means of DHI’s prospectus, dated October 15, 2007, with respect to the exchange offer and the related letter of transmittal. Copies of the prospectus and letter of transmittal may be obtained from Wilmington Trust Company, the exchange agent for the exchange offer, Rodney Square North, 1100 North Market Street, Wilmington, DE 19890-1626, Attn: Alisha Clendaniel, (302) 636-6470 (telephone), (302) 636-4139 (facsimile).

Dynegy Inc. produces and sells electric energy, capacity and ancillary services in key U.S. markets. The company’s power generation portfolio consists of approximately 20,000 megawatts of baseload, intermediate and peaking power plants fueled by a mix of coal, fuel oil and natural gas.

Certain statements included in this news release are intended as “forward-looking statements.” These statements include assumptions, expectations, predictions, intentions or beliefs about future events. Dynegy cautions that actual future results may vary materially from those expressed or implied in any forward-looking statements. More information about the risks and uncertainties relating to these forward-looking statements are found in Dynegy’s SEC filings, including its Annual Report on Form 10-K for the year ended December 31, 2006, as amended, and its Quarterly Reports on Form 10-Q for the periods ended March 31, 2007 and June 30, 2007, all of which are available free of charge on the SEC’s web site at http://www.sec.gov.

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